Exhibit 10.2
2018 Annual Equity Incentive Plan

The 2018 Annual Equity Incentive Plan provides for the issuance of equity incentive awards in the form of (i) non-qualified stock options; (ii) time-based restricted stock units; and (iii) performance-based restricted stock units.

Executive Officer	Time-Based Restricted Stock Units (# shares)	Performance-Based Restricted Stock Units (# shares)	Non-Qualified Stock Options (# shares)
Douglas C. Bryant President and Chief Executive Officer	13,819	13,818	27,637
Michael D. Abney, Jr. Senior Vice President, Distribution	4,606	4,606	9,212
Robert J. Bujarski Senior Vice President, Business Development and General Counsel	4,606	4,606	9,212
Ratan S. Borkar Senior Vice President, International Commercial Operations	4,606	4,606	9,212
Werner Kroll Senior Vice President, Research and Development	4,606	4,606	9,212
Edward K. Russell Senior Vice President, Global Commercial Operations	4,606	4,606	9,212
Randall J. Steward Chief Financial Officer	4,798	4,798	9,596

The vesting period for the non-qualified stock is over four years with the first 50% of such option awards vesting at the end of the second-year anniversary of the grant date and the remainder vesting 25% annually on each of the following two anniversaries thereafter.

The vesting period for the time-based restricted stock units is 100% of such equity awards vesting at the end of the four-year anniversary of the grant date.

The vesting for the performance based restricted stock units (PSUs) is over a three year time period and is tied to the achievement of net revenue growth targets.  If the net revenue targets are achieved, then the PSUs will vest 100% upon the third anniversary of the Equity Grant Date.  If the company has not achieved the annual net revenue growth targets at the end of the three year period, the PSUs will be canceled. The PSUs may vest early upon early achievement of the three year net revenue growth targets. The net revenue calculation may be adjusted for the financial impact of merger, acquisition and divestiture activities.